Exhibit 99.1

Provident New York Bancorp 400 Rella Boulevard Montebello, NY 10901-4243 T 845.369.8040 F 845.369.8255 www.providentbanking.com

FOR IMMEDIATE RELEASE

CONTACT:

Stephen Masterson, EVP & Chief Financial Officer

845.369.8040

PROVIDENT NEW YORK BANCORP COMPLETES

ACQUISITION OF GOTHAM BANK OF NEW YORK

MONTEBELLO, NY— (August 13, 2012) – Provident New York Bancorp (NYSE: PBNY) (the “Company”), parent company of Provident Bank, announced completion of the acquisition of Gotham Bank of New York (“Gotham Bank”) effective at the close of business on August 10, 2012.

Gotham Bank operated as a business-oriented commercial bank through its branch in midtown Manhattan. At July 31, Gotham Bank reported total assets of $424.3 million, total loans of $209.6 million, and total deposits of $359.9 million. Under the terms of the agreement, Provident New York Bancorp paid $40.5 million in cash for all shares of Gotham Bank’s common stock. Additionally, Provident Bank paid $578 thousand to settle outstanding stock options. Per the agreement, these amounts were calculated to result in merger consideration to Gotham’s shareholders of 125% of tangible net worth, resulting in approximately a 3% core deposit premium. The Company estimates ongoing annual cost savings of at least 40%. At closing, Gotham Bank was merged into Provident Bank and operates under the Provident Bank name.

“The completion of our acquisition of Gotham Bank is an important milestone for our bank.” said Jack Kopnisky, President and CEO of Provident Bank. “Gotham Bank built a strong client base and will serve as the cornerstone of our middle market commercial banking strategy in New York City.”

David S. Bagatelle serves as Executive Vice President and President of the New York City Metro market and assumed leadership of the former Gotham Bank operations. “We are pleased to complete this transaction and add Gotham Bank to the six commercial banking teams we have established in New York City already this year,” said Mr. Bagatelle.

Provident Bank was advised in this transaction by Endicott Financial Advisors, LLC and represented by Arnold & Porter LLP.

Headquartered in Montebello, N.Y., Provident Bank, with $3.6 billion in assets after the Gotham Bank acquisition, specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City marketplace through teams of dedicated and experienced relationship managers. Our franchise includes 37 Financial Centers. Provident Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Provident Bank Web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

Any statements contained herein that are not statements of historical fact, including those that anticipate cost savings, growth, and other results of the Gotham acquisition, may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that may adversely affect the Company’s ability to realize its plans. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. There are a number of important factors described in documents filed by the Company with the Securities and Exchange Commission and other factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.